EXHIBIT 99.1

XINHUA CHINA REDUCES OWNERSHIP
IN XINHUA C&D TO 8.18%

          June 30, 2006, BEIJING – Xinhua China Ltd. (“Xinhua China” or the Company”) (OTCBB: XHUA), a US-traded holding company, announced today it has reached an agreement, effective May 31, 2006, with Xinhua Publications Circulation & Distribution Co., Ltd. to reduce its equity interest in Xinhua C&D from 56.14% to 8.18%.  The agreement releases Xinhua China from its obligation to invest a further $16.7 million in equity into Xinhua C&D.

          By not making the additional equity investment and after taking into account adjustments for prior year losses at Xinhua C&D, the Company’s net equity interest in Xinhua C&D will be 8.18%, it said. The release of the requirement to fund the additional $16.7 million to Xinhua C&D improves Xinhua China’s financial condition, it noted, and allows Xinhua China to concentrate on its intended co-publishing and e-commerce business opportunities, while maintaining a strategic partnership with Xinhua C&D.

          The board of directors, as stated in its May 16, 2006 news release, views the opportunity for the sale of ebooks in China to be substantial and potentially more profitable, so it is transitioning from the traditional book distribution business to its new  online digital content business model.

          The Company’s CEO, Xianping Wang, commented, “With China rapidly becoming the most wired country in the world, we are positioning ourselves to take advantage of the trend for online content, particularly foreign content.”  Mr. Wang added, “Internet usage in China by middle class consumers is growing at an annualized rate of 60 percent. There’s no question China represents a great business opportunity for online content and service providers.”

About Xinhua China

          Xinhua China Ltd. is a US-traded holding company and a US domiciled company with publishing and distribution interests in China. Through its subsidiary, Beijing Joannes Information Technology Co., Ltd. it is entering into the online distribution businesses through existing and new strategic partnerships with both domestic and foreign publishers, authors, and distributors in China.

INVESTOR CONTACTS:
At the company                          The Investor Relations Company
MR. ALEX HELMEL                Woody Wallace
1 800 884 3864 (EXT. 17)         312-245-2700
                                                   www.xinhuachina.com.cn

Safe Harbor Statement
This news release may include forward-looking statements within the meaning of section 27a of the UNITED STATES SECURITIES ACT of 1933, as amended, and section 21e of the UNITED STATES SECURITIES and EXCHANGE ACT of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, Xinhua China's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "safe harbor" provisions of the United States private securities litigation reform act of 1995 and involve risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements contained herein.